Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of the Tri-Continental Corporation and to the incorporation by reference therein of our report dated February 23, 2011 with respect to the financial statements of the Tri-Continental Corporation included in its Annual Report for the fiscal year ended December 31, 2010, and to the use of our report dated February 23, 2011 relating to the “Financial Highlights — Senior Securities — $2.50 Cumulative Preferred Stock” included therein as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-104669).
/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 7, 2011